TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”) made as of this 30th day of March, 2011 among Rise King Investments Limited, Handong Cheng, Xuanfu Liu and Sun Li.  Capitalized terms not otherwise defined herein shall have the same meaning as the terms contained in the Entrustment Agreement dated June 5, 2009 by and among the parties hereto (the “Entrustment Agreement”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.           The Entrustment Agreement is hereby terminated and shall be of no further force or effect.

2.           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

3.           Any dispute arising out of the performance of this Agreement or relating to this Agreement shall be primarily resolved by friendly consultation.  If the dispute cannot be resolved within 60 days after one Party sends a written notice demanding the commencement of consultation, either Party may submit the dispute for arbitration in accordance with the following provisions:

3.1           The arbitration shall be performed in Hong Kong International Arbitration Center and in accordance with its arbitration rules; there shall be one arbitrator.

3.2           The arbitration award is unappealable.  If the arbitration award is submitted to the court for recognition or enforcement, both Parties shall give up the rights to oppose, including immunity of judicial recognition in the place where the court is located.  The arbitration award is final and binding upon both Parties, who agree to be bound by the arbitral award.  The cost of arbitration shall be borne by the losing party unless determined otherwise by the arbitrator.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of March, 2011.

RISE KING INVESTMENTS LIMITED

By:	/s/ Handong Cheng
Name:	Handong Cheng
Title:	Director

/s/ Handong Cheng
Handong Cheng

/s/ Xuanfu Liu
Xuanfu Liu

/s/ Sun Li
Sun Li